As filed with the Securities and Exchange Commission on November 10, 2010

Registration Statement No. 333-163704

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM F-1

ON FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMARIN CORPORATION PLC

(Exact name of registrant as specified in its charter)

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

England and Wales	Not Required
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

First Floor, Block 3, The Oval

Shelbourne Road, Ballsbridge

Dublin 4, Ireland

+353 1 6699 020

(Address and telephone number of registrant’s principal executive offices)

John Thero

Chief Financial Officer

Amarin Corporation plc

c/o Amarin Pharma, Inc.

Mystic Packer Building

12 Roosevelt Avenue

Mystic, CT 06355

(860) 572-4979

(Name, address and telephone number of agent for service)

Copy to:

Michael H. Bison

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, Massachusetts 02109

Telephone: (617) 570-1000

Facsimile: (617) 523-1231

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by the registrant.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On December 14, 2009, Amarin Corporation plc (the “Company”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form F-1 (Registration No. 333-163704) (the “Registration Statement”), which was amended by Pre-Effective Amendment No. 1 to Form F-1 filed with the SEC on January 26, 2010 (as amended, the “Form F-1”). The Registration Statement was declared effective by the SEC on January 27, 2010. This Post-Effective Amendment No. 1 to Form F-1 on Form F-3 (the “Post Effective Amendment No. 1”) is being filed by the registrant to convert the Form F-1 into a registration statement on Form F-3, and contains an updated prospectus relating to the offering and sale of the shares that were registered for resale on the Form F-1.

All filing fees payable in connection with the registration of the securities covered by the Registration Statement were paid by the registrant at the time of the initial filing of the Form F-1.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 10, 2010

PROSPECTUS

119,512,556 Ordinary Shares

AMARIN CORPORATION PLC

From time to time, the selling shareholders named in this prospectus or their transferees, pledgees, donees or other successors in interest, may offer an aggregate of 119,512,556 of our ordinary shares, par value £0.50 per share (“Ordinary Shares”), each represented by one American Depositary Share, or ADS, of Amarin Corporation plc. The selling shareholders are identified in the table commencing on page 7. The shares held by these selling shareholders are being registered hereunder in accordance with previously disclosed agreements between the Company and these shareholders. No shares are being registered hereunder for sale by the Company and, therefore, the Company will not receive any proceeds from the sale of securities under this prospectus, although we may receive proceeds from the exercise of warrants in respect of which certain of the Ordinary Shares registered hereby are issuable.

Our ADSs are listed on the Nasdaq Capital Market, the principal trading market for our securities, under the symbol “AMRN”. On November 9, 2010, the closing sale price for our ADSs, each representing one Ordinary Share, on the Nasdaq Capital Market was $3.00 per ADS.

The ADSs beneficially owned by the selling shareholders may be offered for sale from time to time by the selling shareholders directly or in negotiated transactions or otherwise at fixed prices, at prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. In addition, the selling shareholders may from time to time effect sales of ADSs representing Ordinary Shares in one or more types of transactions on the Nasdaq Capital Market. No representation is made that any ADS will or will not be offered for sale. We will not receive any proceeds from the sale by the selling shareholders of Ordinary Shares or ADSs.

INVESTING IN THE SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 2 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE SECURITIES. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Amarin Corporation plc

First Floor, Block 3, The Oval

Shelbourne Road, Ballsbridge

Dublin 4, Ireland

+353 1 6699 020

The date of this prospectus is             , 2010.

i

SUMMARY

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this process, the selling shareholders listed in the table commencing on page 7 may, from time to time, sell the offered securities described in this prospectus in one or more offerings, up to a total of 119,512,556 Ordinary Shares. The shares held by these selling shareholders are being registered hereunder in accordance with previously disclosed agreements between the Company and these shareholders. No shares are being registered hereunder for sale by the Company.

We have not authorized any broker, dealer, salesperson or other person to give any information or to make any representation regarding any of the securities offered hereby. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus is accurate as of any date other than the date set forth on the front of the document or that any information we have incorporated by reference is correct as of any date other than the date of the document incorporated by reference, even though this prospectus is delivered and securities are sold on another date.

This prospectus does not contain all of the information included in the registration statement and the exhibits thereto. This prospectus includes statements that summarize the contents of contracts and other documents that are filed as exhibits to the registration statement. These statements do not necessarily describe the full contents of such documents, and you should refer to those documents for a complete description of these matters. It is important for you to read and consider all information contained in this prospectus and any prospectus supplement, including the documents referred to in the section entitled “Incorporation by Reference,” together with the additional information described below under the heading “Where You Can Find More Information.”

In this prospectus, “Amarin,” “Company,” “we,” “us” and “our” refer to Amarin Corporation plc and its consolidated subsidiaries. References to “U.S. dollars,” “USD” or “$” are to the lawful currency of the United States, and references to “pounds sterling” or “£” are to the lawful currency of the United Kingdom.

Our Company

We are a clinical-stage biopharmaceutical company focused on developing improved treatments for cardiovascular disease. Our development programs capitalize on our work in the field of lipid science and the therapeutic benefits of essential fatty acids in cardiovascular disease. We are currently focusing our efforts on our lead candidate, AMR101. AMR101 is believed to have an impact on a number of biological factors in the body such as anti-inflammatory mechanisms, cell membrane composition and plasticity, triglyceride levels and regulation of glucose metabolism.

We are concurrently conducting two Phase III registration trials, referred to as the MARINE (also known as Study 16) and ANCHOR (also known as Study 17) trials. Although the trials are being run concurrently, both of the trials are separate registration trials seeking to demonstrate safety and efficacy for different indications.

Our strategy is to seek approval for two indications supported by the MARINE and ANCHOR trials. The indication being evaluated in the MARINE trial is independent of the ANCHOR trial and could potentially be submitted independently, whereas, the indication being evaluated in the ANCHOR trial is dependent upon also showing success in the MARINE trial. In order to obtain a separate indication for AMR101 based on the ANCHOR trial results, the Food and Drug Administration, or FDA, requires that we have a clinical “Outcomes study” substantially underway at the time of filing a New Drug Application, or NDA. If we elect to seek this separate indication in our initial NDA filing and commence an Outcomes study, we will need to seek additional financing, through a commercial partner or otherwise. The results of an Outcomes study are not required for FDA approval of the broader indication and an Outcomes study is not required for the indication being studied in the MARINE trial.

For more information regarding our business, including our history and development, our pipeline of drug candidates and our collaboration efforts, please refer to our Annual Report on Form 20-F for the fiscal year ended December 31, 2009, filed with the SEC on June 25, 2010 (the “2009 Annual Report”).

Corporation Information

Amarin Corporation plc (formerly Ethical Holdings plc) is a public limited company listed in the United States on the NASDAQ Capital Market. Amarin was originally incorporated in England as a private limited company on March 1, 1989 under the Companies Act 1985, and re-registered in England as a public limited company on March 19, 1993.

Our registered office is located at 110 Cannon Street, London, EC4N 6AR, England. Our principal executive offices are located at First Floor, Block 3, The Oval, Shelbourne Road, Ballsbridge, Dublin 4, Ireland and our telephone number is +353-1-6699-020. Our principal research and development facilities are located at 12 Roosevelt Avenue, Mystic, Connecticut 06355, USA. Our website address is www.amarincorp.com. Information contained on our website is not a part of this prospectus.

For additional information about our company, please refer to other documents we have filed with the SEC and that are incorporated by reference into this prospectus, as listed under the heading “Incorporation by Reference.” Additional information about us can be found on our website, at www.amarincorp.com, and in our periodic and current reports filed with the SEC. Copies of our current and periodic reports filed with the SEC are available at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and online at www.sec.gov and our website at www.amarincorp.com.

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors contained or to be contained in our filings with the SEC and incorporated by reference in this prospectus, together with all of the other information contained in this prospectus. If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of the value of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements and readers are cautioned that our actual results may differ materially from those discussed in the forward-looking statements. Forward-looking statements include statements regarding our intent, belief or current expectations or those of our management regarding various matters, including statements that include forward-looking terminology such as “may,” “will,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “continues,” or similar expressions. These forward-looking statements include, without limitation, statements regarding our future capital needs, our ability to acquire or develop additional marketable products, acceptance of our products by prescribers and end-users, competitive factors, and our marketing and sales plans. In addition, we may make forward-looking statements in future filings with the SEC and in written material, press releases and oral statements issued by or on behalf of us. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include, among others:

•	our ability to maintain sufficient cash and other liquid resources to meet our operating and any debt service requirements;

•	the success of our research and development activities;

•

decisions by regulatory authorities regarding whether and when to approve our drug applications, as well as their decisions regarding labeling and other matters that could affect the commercial potential of our products;

•	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

•	whether and when we will be able to enter into and consummate strategic collaborations with respect to our products or product candidates on acceptable terms;

•	the success with which developed products may be commercialized;

•	competitive developments affecting our products or product candidates, including generic and branded competition;

•

the effect of possible domestic and foreign legislation or regulatory action affecting, among other things, pharmaceutical pricing and reimbursement, including under Medicaid and Medicare in the United States, and involuntary approval of prescription medicines for over-the-counter use and the trend toward managed care and health care cost containment;

•	our ability to protect our patents and other intellectual property;

•	claims and concerns that may arise regarding the safety or efficacy of our products or product candidates;

•	governmental laws and regulations affecting our operations, including those affecting taxation;

•	risks relating to our ability to maintain our NASDAQ listing; and

•	growth in costs and expenses.

In evaluating our business, prospective investors should carefully consider these factors in addition to the other information set forth in this prospectus and incorporated herein by reference, including under the caption, “Risk Factors.” All forward-looking statements included in this document are based on information available to us on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to us as of the date of such documents. We disclaim any intent to update any forward-looking statements.

OFFER STATISTICS AND EXPECTED TIMETABLE

The 119,512,556 Ordinary Shares offered by this prospectus are being registered on behalf of the selling shareholders named in this prospectus and may be sold from time to time following the effective date of the registration statement of which this prospectus is a part. The selling shareholders may offer to sell the Ordinary Shares being offered in this prospectus in negotiated transactions or otherwise at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

We have established an American Depositary Receipt facility pursuant to which holders of our Ordinary Shares can receive American Depositary Receipts, evidencing ADSs, against the deposit of their Ordinary Shares with Citibank, N.A., which acts as depositary on our behalf. The selling shareholders have deposited their Ordinary Shares in our American Depositary Receipt facility and consequently may also offer and sell ADSs on the Nasdaq Capital Market at prevailing market prices.

For more information on the sale of the Ordinary Shares by the selling shareholders, please see the section of this prospectus entitled “Plan of Distribution.”

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth, on an IFRS basis, our capitalization as of June 30, 2010. This table should be read in conjunction with our consolidated financial statements as of and for the year ended December 31, 2009 set forth in our 2009 Annual Report, which are incorporated by reference herein.

As at June 30, 2010, Amarin held approximately $37.7 million of cash balances.

Actual
($’ 000)
Long Term Debt	$ nil
Shareholders’ equity:
Ordinary Share capital	$84,698
Treasury shares	$217
Capital redemption reserve	$27,633
Other reserves (share based payments, warrants, etc.)	$24,623
Share premium account	$189,063
Profit and loss account—(deficit)	$(290,433)
Total shareholders’ equity	$32,600
Total capitalization	$38,744

Expenses associated with the preparation and filing of this registration statement have been estimated and offset against the share premium account. Details of these expenses can be found in the section entitled “The Offer and Listing—Expenses of the Issue” on page 14.

REASONS FOR THE OFFER AND USE OF PROCEEDS

All of the Ordinary Shares offered by this prospectus are being offered by the selling shareholders listed in the table commencing on page 7. We will not receive any proceeds from sales of Ordinary Shares by the selling shareholders, although we may receive proceeds from the exercise of warrants in respect of which certain of the Ordinary Shares registered hereby are issuable. We will pay the expenses of the offering other than any underwriters’ discounts and commissions and any fees and disbursements of counsel to the selling shareholders. We expect that the selling shareholders will sell their Ordinary Shares as described under “Plan of Distribution.”

THE OFFER AND LISTING

Price History

The following table sets forth the range of high and low closing sale prices for our ADSs for the periods indicated, as reported by the NASDAQ Capital Market. These prices do not include retail mark-ups, markdowns, or commissions but give effect to a change in the number of ordinary shares represented by each ADS, implemented in both October 1998 and July 2002. Historical data in the table has been restated to take into account these changes. Share price information has been adjusted for a 1-for-10 share consolidation, effective January 18, 2008.

	USD High	USD Low
Fiscal Year Ended
December 31, 2005	$34.04	$10.60
December 31, 2006	$37.40	$12.70
December 31, 2007	$37.80	$2.25
December 31, 2008	$3.59	$0.60
December 31, 2009	$1.95	$0.52
Fiscal Year Ended December 31, 2008
First Quarter	$3.59	$1.81
Second Quarter	$3.07	$1.89
Third Quarter	$2.05	$0.86
Fourth Quarter	$1.00	$0.60
Fiscal Year Ended December 31, 2009
First Quarter	$0.80	$0.52
Second Quarter	$1.95	$0.62
Third Quarter	$1.51	$1.15
Fourth Quarter	$1.68	$1.20
Fiscal Year Ending December 31, 2010
First Quarter	$1.54	$0.98
Second Quarter	$2.78	$1.55
Third Quarter	$3.12	$2.07
Month Ended
May 2010	$2.78	$2.06
June 2010	$2.71	$2.22
July 2010	$2.43	$2.07
August 2010	$3.12	$2.35
September 2010	$3.10	$2.58
October 2010	$3.33	$2.49

Plan of Distribution

We are registering the Ordinary Shares on behalf of the selling shareholders. As used in this prospectus, selling shareholders includes transferees, donees, pledgees and other successors in interest selling Ordinary Shares or ADSs received from a selling shareholder after the date of this prospectus. The selling shareholders will receive all of the net proceeds from the sale of Ordinary Shares or ADSs under this prospectus. We will bear all costs, expenses and fees incurred by us in connection with the registration of the Ordinary Shares offered by this prospectus. The selling shareholders will bear brokerage commissions and similar selling expenses, if any, attributable to the sale of Ordinary Shares or ADSs, as well as any fees and disbursements of counsel to the selling shareholders. Selling shareholders may effect sales of Ordinary Shares or ADSs from time to time in one or more types of negotiated transactions or otherwise at fixed prices, prevailing market prices, at varying prices determined at the time of sale or at negotiated prices as the selling shareholders determine. Alternatively, the selling shareholders may from time to time effect sales of ADSs representing Ordinary Shares in one or more types of transactions on the Nasdaq Capital Market, which may include block transactions, in the over-the-counter market, through options transactions relating to the ADSs, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Selling shareholders also may resell all or a portion of their Ordinary Shares or ADSs in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria, and conform to the requirements, of such rule. Any of the transactions described above may or may not involve brokers or dealers. To the Company’s knowledge, the selling shareholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Ordinary Shares or ADSs by the selling shareholders.

The selling shareholders may effect transactions by selling Ordinary Shares or ADSs directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of Ordinary Shares or ADSs for whom such broker-dealers may act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions.

The selling shareholders and any broker-dealers that act in connection with the sale of Ordinary Shares or ADSs might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Ordinary Shares or ADSs sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities arising under the Securities Act. A selling shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in a transaction involving the sale of the Ordinary Shares or ADSs against certain liabilities, including liabilities arising under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders have agreed not to take any action that would constitute a violation of U.S. federal or state or foreign securities laws, including Regulation M under the Exchange Act. Regulation M generally provides that, during an offering by selling shareholders, such shareholders may not bid for, purchase, or attempt to induce any person to bid for or purchase, the securities being offered.

Upon a selling shareholder notifying us that he, she or it has entered into any material arrangement with a broker-dealer for the sale of Ordinary Shares or ADSs through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of Ordinary Shares or ADSs involved, (iii) the price at which such Ordinary Shares or ADSs were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealers(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction.

Markets

Information regarding the Company’s trading market for its securities is disclosed under Item 9.C of the 2009 Annual Report, which is incorporated by reference herein.

Selling Shareholders

Pursuant to a Securities Purchase Agreement, dated as of December 16, 2005, among the Company and the purchasers party thereto, we issued warrants (the “2005 Warrants”) to purchase Ordinary Shares to certain of the selling shareholders listed below.

Pursuant to the financing we completed in May 2008 (the “May 2008 Financing”), we issued Ordinary Shares and eight preference shares (which were converted into eight Ordinary Shares in connection with the 2009 Private Placement) to certain of the selling shareholders listed below.

Pursuant to our private placement of convertible bridge loan notes in May 2009 (the “Initial Bridge Financing”) and our private placement of additional convertible bridge loan notes in August 2009 (the “Additional Bridge Financing”), we issued warrants (the “Bridge Warrants”) to purchase Ordinary Shares to certain of the selling shareholders listed below.

On October 16, 2009, pursuant to the 2009 Private Placement, we issued Ordinary Shares and warrants (the “2009 Warrants”) to purchase Ordinary Shares to certain of the selling shareholders listed below. Since the 2009 Private Placement, we have issued to certain of our executives, listed below as selling shareholders, warrants (the “Executive Warrants”), having substantially the same terms as the 2009 Warrants, to purchase Ordinary Shares.

In the aggregate, selling shareholders are offering up to 119,512,556 Ordinary Shares, each represented by one ADS, in connection with this offering.

The following table sets forth certain information provided to us by the selling shareholders regarding the Ordinary Shares beneficially owned by such selling shareholders as of January 26, 2010, as supplemented as of May 6, 2010 with respect to certain selling shareholders, and as adjusted to reflect the sale of the Ordinary Shares offered by the selling shareholders under this prospectus. Since the date on which we were provided with the information regarding their security ownership in Amarin Corporation plc, selling shareholders may have acquired, sold, transferred or otherwise disposed of all or a portion of their securities. Accordingly, the information provided herein for any particular shareholder may understate or overstate, as the case may be, such shareholder’s current ownership. The selling shareholders may sell all, some or none of their Ordinary Shares in this offering. This table assumes that all Ordinary Shares being offered under this prospectus are sold in the offering. The first and second columns reflect the number of Ordinary Shares owned by each selling shareholder. The third column reflects the aggregate number of Ordinary Shares being offered by the selling shareholders. To our knowledge, each of the selling shareholders has sole investment power and sole voting power, except where joint ownership is indicated. Except as set forth below, none of the selling shareholders holds or has held within the past three years any position or office with us. To our knowledge, except as set forth below, none of the selling shareholders has or has had within the past three years any material relationships with us.

Selling Shareholder	Ordinary Shares Owned Prior to Offering (Including Ordinary Shares underlying warrants)	Percentage of Ordinary Shares Owned Prior to Offering	Ordinary Shares to be Offered	Ordinary Shares to be owned upon completion of offering	Percentage of Ordinary Shares to be owned upon completion of offering
OrbiMed Private Investments III, LP(1)(2)(4)(5) c/o OrbiMed Advisors LLC 767 Third Avenue, 30th Floor New York, NY 10017	13,631,051	13.33%	13,631,051	0	0%
OrbiMed Associates III, LP(1)(2)(4)(5) c/o OrbiMed Advisors LLC 767 Third Avenue, 30th Floor New York, NY 10017	129,821	0.13%	129,821	0	0%
Sofinnova Venture Partners VII, L.P.(1)(2)(4)(5) c/o Sofinnova Management VII, L.L.C. 850 Oak Grove Avenue Menlo Park, CA 94025	14,086,958	13.77%	14,086,958	0	0%
Longitude Venture Partners, L.P.(1)(2)(4)(5) c/o Longitude Capital Partners, LLC 800 El Camino Real, Ste 220 Menlo Park, CA 94025	6,233,797	6.20%	6,233,797	0	0%
Longitude Capital Associates, L.P.(1)(2)(4)(5) c/o Longitude Capital Partners, LLC 800 El Camino Real, Ste 220 Menlo Park, CA 94025	103,161	0.10%	103,161	0	0%
Fountain Healthcare Partners Fund I, L.P.(1)(2)(4)(5) c/o Fountain Healthcare Partners Ltd. Guild House, 4th Floor Guild Street, IFSC Dublin 1, Ireland	7,717,391	7.62%	7,717,391	0	0%
Stichting Depositary APG Developed Markets Equity Pool(1)(4) PO Box 75283 1070 AG Amsterdam The Netherlands	10,875,000	10.62%	10,875,000	0	0%
Abingworth Bioventures V L.P.(1)(4)(5) c/o Abingworth LLP 38 Jermyn St. London SW1Y 6DN, United Kingdom	11,250,000	10.97%	11,250,000	0	0%
Abingworth Bioventures V Co-Invest Growth Equity Fund LP(1)(4)(5) c/o Abingworth LLP 38 Jermyn St. London SW1Y 6DN United Kingdom	11,250,000	10.97%	11,250,000	0	0%
Abingworth Bioequities Master Fund Limited(1)(4)(5) c/o Abingworth LLP 38 Jermyn St. London SW1Y 6DN United Kingdom	3,000,000	3.01%	3,000,000	0	0%

Biomedical Offshore Value Fund, Ltd.(1)(4) c/o Great Point Partners, LLC 165 Mason Street, 3rd Floor Greenwich, CT 06830	3,621,000	3.62%	3,621,000	0	0%
Biomedical Value Fund, L.P.(4)(15)(16) c/o Great Point Partners, LLC 165 Mason Street, 3rd Floor Greenwich, CT 06830	5,521,471	5.49%	5,521,471	0	0%
Biomedical Institutional Value Fund, L.P.(4)(15)(16) c/o Great Point Partners, LLC 165 Mason Street, 3rd Floor Greenwich, CT 06830	1,450,807	1.46%	1,450,807	0	0%
Visium Balanced Master Fund, Ltd.(1)(4) c/o Visium Asset Management 950 Third Avenue, 29th Floor New York, NY 10022	3,600,000	3.60%	3,600,000	0	0%
Opus Point Healthcare Innovations Fund, L.P.(1)(4) 787 Seventh Avenue, 48th Floor New York, NY 10019	337,500	0.34%	337,500	0	0%
Opus Point Healthcare Value Fund, L.P.(1)(4) 787 Seventh Avenue, 48th Floor New York, NY 10019	337,500	0.34%	337,500	0	0%
Opus Point Healthcare (Low Net) Fund, L.P.(1)(4) 787 Seventh Avenue, 48th Floor New York, NY 10019	150,000	0.15%	150,000	0	0%
Opus Point Capital Preservation Fund, L.P.(1)(4) 787 Seventh Avenue, 48th Floor New York, NY 10019	300,000	0.30%	300,000	0	0%
Capital Ventures International(1)(4) c/o Heights Capital Management 101 California St, Suite 3250 San Francisco, CA 94111	1,350,000	1.36%	1,350,000	0	0%
Cummings Bay Capital(1)(4) 96 Cummings Point Road Stamford, CT 06902	255,000	0.26%	255,000	0	0%
Geneve Corp(1)(4) 96 Cummings Point Road Stamford, CT 06902	120,000	0.12%	120,000	0	0%
BioHedge Holdings Limited(1)(4) c/o Investor Company 77 Bloor St. W., 3rd Floor Toronto, Ontario M4Y 2T1	142,014	0.14%	142,014	0	0%
Rosalind Capital Partners, L.P.(1)(4) c/o Investor Company 77 Bloor St. W., 3rd Floor Toronto, Ontario M4Y 2T1	232,986	0.24%	232,986	0	0%
Boxer Capital LLC(1)(4) 445 Marine View Ave 100, Del Mar, CA 92104	4,875,000	4.85%	4,875,000	0	0%

RCG PB Ltd.(1)(4) c/o Ramius LLC 599 Lexington Ave., 20th Floor New York, NY 10022	506,250	0.51%	506,250	0	0%
Ramius Enterprise Master Fund Ltd.(14)(16) c/o Ramius LLC 599 Lexington Ave., 20th Floor New York, NY 10022	0	0%	0	0	0%
Ramius Navigation Master Fund Ltd.(4)(14)(16) c/o Ramius LLC 599 Lexington Ave 20th Floor New York, NY 10022	56,250	0.06%	56,250	0	0%
RA Capital Healthcare Fund, L.P.(1)(4) 800 Boylston Street, Suite 1500 Boston, MA 02199	5,061,030	5.04%	5,061,030	0	0%
Blackwell Partners, LLC(1)(4) c/o RA Capital Management, LLC 800 Boylston Street, Suite 1500 Boston, MA 02199	638,970	0.65%	638,970	0	0%
David Brabazon(1)(3)(4) 47 Mount Prospect Avenue Clontarf, Dublin 3	665,013	0.67%	665,013	0	0%
David Hurley(1)(3)(4) 8 Killiney Heath, Killiney Co. Dublin	525,620	0.53%	525,620	0	0%
Eunan Maguire(1)(4) 517 S. 2nd Street Philadelphia, PA 19147	271,732	0.27%	271,732	0	0%
Anthony Russell Roberts(1)(4)(6) Wuartier Les Brunes 83340 Le Thoronet France	75,000	0.08%	75,000	0	0%
Sunninghill Limited(1)(2)(3)(4)(7) PO Box 76 Kleinwort Benson House Wests Centre, St. Helier Jersey JE4 8PQ Channel Islands	5,544,436	5.46%	5,544,436	0	0%
Midsummer Ventures, LP(1)(3)(4) c/o Midsummer Advisors, LLC 295 Madison Avenue, 38th Floor New York, NY 10017	1,249,998	1.26%	1,249,998	0	0%
Midsummer Investment, Limited(1)(3)(4) c/o Midsummer Advisors, LLC 295 Madison Avenue, 38th Floor New York, NY 10017	833,331	0.84%	833,331	0	0%
Amarin Investment Holdings Limited (Thomas G. Lynch) (1)(3)(4)(8) Clarendon House 2 Church Street Hamilton MH11 Bermuda	1,076,345	1.08%	1,076,345	0	0%

Dr. Simon Kukes(1)(2)(3)(4)(9) Samara Nafta Smolensky Blvd. 4 Moscow 119034 Russia	933,620	0.94%	933,620	0	0%
Maximus Lachman(1)(3)(9) 298 Greenway Road Ridgewood, NJ	41,666	0.04%	41,666	0	0%
Samson Lachman(1)(3)(9) 298 Greenway Road Ridgewood, NJ 07450	41,666	0.04%	41,666	0	0%
Michael Walsh(1)(2)(3)(10) 45 Wellington Road Ballsbridge Dublin 4, Ireland	81,105	0.08%	81,105	0	0%
Southpoint Fund LP(1) 623 Fifth Avenue, 25th Floor New York, NY 10022	25,251	0.03%	25,251	0	0%
Southpoint Qualified Fund LP(1) 623 Fifth Avenue, 25th Floor New York, NY 10022	109,222	0.11%	109,222	0	0%
Southpoint Offshore Operating Fund LP(1) 623 Fifth Avenue, 25th Floor New York, NY 10022	125,426	0.13%	125,426	0	0%
Bloxhams (Nominee Account)(1) 2-3 Exchange Place IFSC Dublin 1, Ireland	61,600	0.06%	61,600	0	0%
Fort Mason Partners, L.P.(1) 456 Montgomery Street, 22nd Floor San Francisco, CA 94115	5,276	0.01%	5,276	0	0%
Fort Mason Master, L.P.(1) 456 Montgomery Street, 22nd Floor San Francisco, CA 94115	81,357	0.08%	81,357	0	0%
Biotechnology Value Fund, L.P.(1) 1 Sansome Street, 39th Floor San Francisco, CA 94104	28,069	0.03%	28,069	0	0%
Biotechnology Value Fund II, L.P.(1) 1 Sansome Street, 39th Floor San Francisco, CA 94104	17,673	0.02%	17,673	0	0%
BVF Investments L.L.C.(1) 1 Sansome Street, 39th Floor San Francisco, CA 94104	51,980	0.05%	51,980	0	0%
Investment 10 L.L.C.(1) 1 Sansome Street, 39th Floor San Francisco, CA 94104	6,237	0.01%	6,237	0	0%
Domain Public Equity Partners(1) One Palmer Square, Suite 515 Princeton, NJ 08542	51,980	0.05%	51,980	0	0%
IIU Nominees Limited(1) IFSC House Custom House Quay Dublin 1 Ireland	24,257	0.02%	24,257	0	0%
Enable Opportunity Partners LP(1) One Ferry Building, Suite 255 San Francisco, CA 94111	1,765	0.00%	1,765	0	0%

Enable Growth Partners LP(1) One Ferry Building, Suite 255 San Francisco, CA 94111	7,061	0.01%	7,061	0	0%
Lyrical Opportunity Partners, L.P.(1) 152 W 57th Street, 33rd Floor New York, NY 10019	13,861	0.01%	13,861	0	0%
Lyrical Multi-Manager Offshore Fund, Ltd.(1) 152 W 57th Street, 33rd Floor New York, NY 10019	10,396	0.01%	10,396	0	0%
Lyrical Multi-Manager Fund, L.P.(1) 152 W 57th Street, 33rd Floor New York, NY 10019	13,861	0.01%	13,861	0	0%
Jeffrey Keswin(1) 152 W 57th Street, 33rd Floor New York, NY 10019	25,990	0.03%	25,990	0	0%
Option Opportunities Corp(1) 440 South LaSalle Street, Suite 2301 Chicago, IL 60605	10,396	0.01%	10,396	0	0%
Davy Crest Nominees Ltd.(1) Davy House 49 Dawson Street Dublin 1 Ireland	8,750	0.01%	8,750	0	0%
Peter F. Levonowich(1) c/o Petroval 84 Avenue Louis Casai 1216 Cointrin Geneva Switzerland	6,930	0.01%	6,930	0	0%
Seamus Mulligan(1) 18 Ailesbury Road Ballsbridge Dublin 4 Ireland	5,198	0.01%	5,198	0	0%
John Groom(1) Mardleybury Manor Woolmer Green Knebworth Herts SG3 6LU	5,509	0.01%	5,509	0	0%
Jacob Tal(1) PO Box 7269 Reno, NV 89510	3,465	0.00%	3,465	0	0%
Tiarnan O’Mahoney(1) Glen Pines Old Lone Hill Road Enniskerry Co Wicklow Ireland	3,464	0.00%	3,464	0	0%
Mayoran LTD(1) HMYASDIM Ramot Hshvim Israel	2,771	0.00%	2,771	0	0%

Ori Shilo(1) 12 Dufna SA, Tel Aviv 64926 Israel	2,287	0.00%	2,287	0	0%
Shane M. Cooke(1) Kirriemuir Stillorgan Park Dublin Ireland	1,732	0.00%	1,732	0	0%
Alan Cooke(1)(11) 60 Sandford Road Ranelagh Dublin 6 Ireland	248,609	0.25%	248,609	0	0%
Tom Maher(1)(12) Rear of 66 Tritonville Road Sandymount Dublin 4 Ireland	157,648	0.16%	157,648	0	0%
Nigel Clerkin(1) 18 Lower Beechwood Avenue Dublin 6 Ireland	346	0.00%	346	0	0%
Emer Reynolds(1) 31 Churchfields Milltown Dublin 14 Ireland	346	0.00%	346	0	0%
Kevin Insley(1) 102 St James Court Flatts Smiths FL-04 Bermuda	3,500	0.00%	3,500	0	0%
ProSeed Capital Holdings CVA(1) Vlierbeekberg 107 3090 Overijse Belgium	866	0.00%	866	0	0%
Robert Butler(1) 105 Henry Street Limerick Ireland	17,500	0.01%	17,500	0	0%
Rick Stewart(1)(13) 25 St Georges Road Twickenham London TW1 1QR	866	0.00%	866	0	0%
Dr. Anthony Ryan(1) Park Palace, Block B 6 Impasse de la Fountaine Monte Carlo, 98000 Monacoville	28,000	0.03%	28,000	0	0%

Richard Strappe(1) Mount Judkin Cashel, Co. Tipperary Republic of Ireland	1,400	0.00%	1,400	0	0%

Total	119,343,334	117.71%	119,343,334	0	0%

(1)	Based on the number of Ordinary Shares outstanding on January 26, 2010, and calculated in accordance with Rule 13d-3 of the Exchange Act.
(2)	An investor in the May 2008 Financing.
(3)	A lender under the Initial Bridge Financing or the Additional Bridge Financing.
(4)	An investor in the 2009 Private Placement. Pursuant to the 2009 Private Placement, each investor has certain registration rights and rights of first refusal to purchase up to its pro rata share of any offering by the Company of Ordinary Shares or any other class or series of its capital stock.
(5)	In connection with the 2009 Private Placement, the Company entered into a Management Rights Deed of Agreement (the “Management Agreement”) with certain of the investors pursuant to which the Company agreed to cause the board of directors of the Company to nominate for election to the board of directors (i) one director designated by each of (x) OrbiMed Private Investments III, LP (and its affiliates, including OrbiMed Associates III, LP), (y) Sofinnova Venture Partners VII, L.P. (and its affiliates) and (z) Fountain Healthcare Partners Fund I, L.P. (and its affiliates), for so long as such party (each a “Lead Investor” and together, the “Lead Investors”) and its affiliates, in the aggregate, beneficially owns a number of Ordinary Shares equal to at least 50% of the Ordinary Shares purchased by it in the 2009 Private Placement, (ii) two independent directors designated by the Lead Investors, for so long as the Lead Investors and their respective affiliates beneficially own in the aggregate a number of Ordinary Shares equal to at least 25% of the outstanding Ordinary Shares of the Company and (iii) a director designated by Abingworth LLP and its affiliates, for so long as Abingworth LLP and its affiliates beneficially own in the aggregate a number of Ordinary Shares equal to at least 5% of the outstanding Ordinary Shares of the Company. Each of the parties to the Management Agreement agreed to vote all Ordinary Shares and ADSs held by such party in favor of the election to the board of directors of the directors designated by the Lead Investors and Abingworth.
(6)	Served as director from April 7, 2000 to October 16, 2009.
(7)	An entity controlled by Dr. John Climax, who served as director from March 20, 2006 to October 16, 2009.
(8)	An entity controlled by a director, Mr. Thomas Lynch, who served as chairman until January 1, 2010.
(9)	Family member of a director who served from January 1, 2005 to May 16, 2008.
(10)	Served as director from January 1, 2005 to May 16, 2008.
(11)	Served as director from May 2004 to May 16, 2008 and chief financial officer from May 2004 to October 31, 2009.
(12)	Served as General Counsel from February 2006 to January 2010.
(13)	Served as director from November 23, 1998 to December 19, 2007 and chief executive officer from 2002 to November 19, 2007.
(14)	Ramius Enterprise Master Fund Ltd. transferred to Ramius Navigation Master Fund Ltd. warrants to purchase 56,250 shares of our common stock.
(15)	Biomedical Value Fund, L.P. transferred to Biomedical Institutional Value Fund, L.P. 963,270 shares of our common stock and warrants to purchase 487,537 shares of our common stock.

(16)	Based on the number of Ordinary Shares outstanding on May 6, 2010, and calculated in accordance with Rule 13d-3 of the Exchange Act.

Dilution

The securities registered hereby are Ordinary Shares that, when sold by the selling shareholders, will already be issued and outstanding. Accordingly, there will be no dilution to the Company’s shareholders from the sale of such Ordinary Shares.

Expenses of the Issue

We will bear all costs, expenses and fees incurred by us in connection with the registration of the Ordinary Shares offered by this prospectus. The selling shareholders will bear brokerage commissions and similar selling expenses, if any, attributable to the sale of Ordinary Shares or ADSs, as well as any fees and disbursements of counsel to the selling shareholders. The price paid for the Ordinary Shares by the selling shareholders pursuant to the 2009 Private Placement included costs of issuance, such as any stamp duty or stamp duty reserve tax with respect thereto or any other cost incurred by the Company in connection with the issuance of the securities. Under the terms of the 2009 Warrants, the Company will bear the brokerage commissions and other reasonable expenses associated with a cashless exercise by the holder thereof.

The following table sets forth the estimated expenses paid or payable by us in connection with the May 2008 Financing, the 2009 Private Placement and the offering described in this registration statement. All amounts are subject to future contingencies other than the SEC registration fee.

	Oct-09	May-08	Total
	US$	US$	US$
Securities and Exchange Commission Registration Fee	—	1,043	1,043
Placement Fees and Expenses related to the Private Placement	1,344,628	1,880,950	3,225,578
Legal Fees and Expenses	1,278,268	1,045,000	2,323,268
Initial Stamp Duty*	1,050,000	450,000	1,500,000
Miscellaneous	—	316,000	316,000

Total	3,672,896	3,692,993	7,365,889

*	Stamp duty reserve tax is imposed upon the conversion of the Ordinary Shares being registered hereunder into ADSs and is payable at a rate of 1.5%. The stamp duty or stamp duty reserve tax incurred by the Company in connection with the issuance of the securities was included in the price paid for the Ordinary Shares by the selling shareholders pursuant to private placements.

ADDITIONAL INFORMATION

Share Capital

On November 3, 2010, Amarin had outstanding 102,194,949 ordinary shares and no preference shares. Between January 1, 2009 and December 31, 2009, we issued 71,755,258 ordinary shares in the transactions described in the following table and eight Series A Preference Shares were converted into eight ordinary shares in connection with our 2009 Private Placement. The following table summarizes the history of our share capital for the last three years, including changes in the number, classes and voting rights thereof.

	Year Ended December 31, 2007		Year Ended December 31, 2008		Year Ended December 31, 2009
	No. of shares	$ ’000	No. of shares	$ ’000	No. of shares	$ ’000
Opening Balance	9,068,436	7,990	13,905,737	11,994	27,046,716	21,287
Capital Raising(1)	2,294,635	2,336	13,140,979	12,986	70,400,004	56,857
Issued on Acquisition(2)	2,500,000	2,574	—	—	1,355,262	1,144
Shares issued on Exercise of Warrants(3)	42,000	—	—	—	—	—
Shares issued Exercise of Share Options(4)	666	42	—	—	—	—
Transaction costs incurred	—	(948)	—	(3,693)	—	(3,673)

Closing Balance	13,905,737	11,994	27,046,716	21,287	98,801,982	75,615

(1)	In December 2007, the Company issued a total of 1,629,086 ordinary shares in consideration for $5,376,000 and warrants to purchase 1,043,704 ordinary shares with an exercise price of $4.80 per share in a registered direct offering.
In June 2007, the Company and an affiliate of a former shareholder, Southridge Capital, entered into an equity line of credit agreement. A one-time fee of $300,000, settled in ordinary shares, was paid to Southridge in connection with the agreement.
In June 2007, the Company issued a total of 615,633 ordinary shares in consideration for $3,700,000 and warrants to purchase 61,559 ordinary shares with an exercise price of $7.20 per share in a registered direct offering.
In May 2008, the Company issued 13,043,479 ordinary shares and 8 Series A Preference Shares in a private placement of equity in consideration for $30,000,000 to institutional investors and certain current and former directors.
In January 2008, the Company issued 97,500 ordinary shares pursuant to an agreement with ProSeed Capital Holdings.
Pursuant to the 2009 Private Placement, the Company issued 70,399,996 ordinary shares in consideration for $70,000,000 and warrants to purchase 35,199,996 shares with an exercise price of $1.50 in a private placement and converted eight Series A Preference Shares into eight ordinary shares. Pursuant to a Management Rights Deed of Agreement executed in connection with the 2009 Private Placement, the Company’s Board of Directors is obligated to nominate for election to the Board of Directors six individuals nominated by the lead investors in the 2009 private placement and Abingworth LLP.
(2)	In December 2007, the Company issued a total of 2,500,000 ordinary shares in consideration for the acquisition of Ester Neurosciences Limited.
In August 2009, the Company issued 1,315,789 ordinary shares pursuant to an Amendment and Waiver Agreement between the Company and the former shareholders of Ester Neurosciences Limited.
In October 2009, the Company issued 39,473 ordinary shares pursuant to a collaboration agreement between the Company and ProSeed Capital Holdings CVA.
(3)	In April 2007, the Company issued 42,000 ordinary shares due to the exercise of warrants in aggregate for the total consideration of $600,600. These warrants were issued as part of the financing completed in December 2005.
(4)	In the twelve months to December 31, 2007, the Company issued 666 ordinary shares due to the exercise of share options in aggregate for a total consideration of $8,000.
(5)	On January 18, 2008, our ordinary shares were consolidated on a one-for-ten basis whereby ten ordinary shares of £0.05 each became one ordinary share of £0.50 each. Historical information in respect of 2007 has been adjusted to reflect the share consolidation.

Articles of Association

Objects and Purposes

We were formed as a private limited company under the Companies Act 1985 and re-registered as a public limited company on March 19, 1993 under registered number 02353920.

Directors

Directors’ Interests

A director may serve as an officer or director of, or otherwise have an interest in, any company in which we have an interest. A director may not vote (or be counted in the quorum) on any resolution concerning his appointment to any office or any position from which he may profit, either with us or any other company in which we have an interest. A director is not prohibited from entering into transactions with us in which he has an interest, provided that all material facts regarding the interest are disclosed to the board of directors.

A director is not entitled to vote (or be counted in the quorum) on any resolution relating to a transaction in which he (or anyone connected with him within the meaning of the Companies Act 2006) has a material interest. However, this prohibition does not apply to any of the following matters:

•

he or any other person receives a security or indemnity in respect of money lent or obligations incurred by him or any other person at the request of or for the benefit of us or any of our subsidiaries;

•	a security is given to a third party in respect of a debt or obligation of us or any of our subsidiaries which he has himself guaranteed or secured in whole or in part;

•

a contract or arrangement concerning an offer or invitation for our shares, debentures or other securities or those of any of our subsidiaries, if he subscribes as a holder of securities or if he underwrites or sub-underwrites in the offer;

•	a contract or arrangement in which he is interested by virtue of his interest in our shares, debentures or other securities or by reason of any interest in or through us;

•

a contract or arrangement concerning any other company (not being a company in which he owns 1% or more) in which he is interested directly or indirectly whether as an officer, shareholder, creditor or otherwise;

•

a proposal concerning the adoption, modification or operation of a pension fund or retirement, death or disability benefits scheme for both our directors and employees and those of any of our subsidiaries which does not give him, as a director, any privilege or advantage not accorded to the employees to whom the scheme or fund relates;

•

an arrangement for the benefit of our employees or those of any of our subsidiaries which does not give him any privilege or advantage not generally available to the employees to whom the arrangement relates; and

•	insurance which we propose to maintain or purchase for the benefit of directors or for the benefit of persons including directors.

Compensation of Directors

Each director is to be paid a director’s fee at such rate as may from time to time be determined by the board of directors and which shall not exceed £500,000 (approximately USD$800,000 at year end exchange rates) in aggregate to all the directors per annum. Any director who, at our request, goes or resides abroad for any purposes or services which in the opinion of the board of directors go beyond the ordinary duties of a director, may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the board of directors may determine.

Any executive director will receive such remuneration (whether by way of salary, commission, participation in profits or otherwise) as the board of directors or, where there is a committee constituted for the purpose, such committee may determine, and either in addition to or in lieu of his remuneration as a director.

Borrowing Powers of Directors

The board of directors has the authority to exercise all of our powers to borrow money and issue debt securities. If at any time our securities should be listed on any recognized stock exchange, our total indebtedness (on a consolidated basis) would be subject to a limitation of the greater of (i) three times the total of paid up share capital and consolidated reserves and (ii) $100,000,000.

Retirement of Directors

At every annual general meeting, one-third of the directors must retire from office. In determining which directors shall retire and stand, or not stand, for re-election, first, we include any director who chooses to retire and not face re-election and, second, we choose the directors who have served as directors for the longest period of time since their last election. A retiring director shall be eligible for re-election. There is no age limit or requirement that directors retire at a specified age. Directors are not required to hold our securities.

Description of Ordinary Shares

In the following summary, a “shareholder” is the person registered in our register of members as the holder of the relevant securities. For those ordinary shares that have been deposited in our ADS facility pursuant to our deposit agreement with Citibank N.A., Citibank or its nominee is deemed the shareholder.

Dividends

Holders of shares are entitled to receive such dividends as may be declared by the board of directors. All dividends are declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid. To date there have been no dividends paid to holders of ordinary shares.

Any dividend unclaimed after a period of twelve years from the date of declaration of such dividend shall be forfeited and shall revert to us. In addition, the payment by the board of directors of any unclaimed dividend, interest or other sum payable on or in respect of an ordinary share or a Preference Share into a separate account shall not constitute us as a trustee in respect thereof.

Rights in a Liquidation

Holders of ordinary shares are entitled to participate in any distribution of assets upon a liquidation, subject to prior satisfaction of the claims of creditors and preferential payments to holders of outstanding Preference Shares.

Voting Rights

Voting at any general meeting of shareholders is by a show of hands, unless a poll is demanded. A poll may be demanded by:

•	the chairman of the meeting;

•	at least two shareholders entitled to vote at the meeting;

•	any shareholder or shareholders representing in the aggregate not less than one-tenth of the total voting rights of all shareholders entitled to vote at the meeting; or

•

any shareholder or shareholders holding shares conferring a right to vote at the meeting on which there have been paid up sums in the aggregate equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

In a vote by a show of hands, every shareholder who is present in person or by proxy at a general meeting has one vote. In a vote on a poll, every shareholder who is present in person or by proxy shall have one vote for every share of which they are registered as the holder (provided that no shareholder shall have more than one vote on a show of hands notwithstanding that he may have appointed more than one proxy to vote on his behalf). The quorum for a shareholders’ meeting is a minimum of two persons, present in person or by proxy. To the extent the Articles of Association provide for a vote by a show of hands in which each shareholder has one vote, this differs from U.S. law, under which each shareholder typically is entitled to one vote per share at all meetings.

Holders of ADSs are also entitled to vote by supplying their voting instructions to Citibank who will vote the ordinary shares represented by their ADSs in accordance with their instructions. The ability of Citibank to carry out voting instructions may be limited by practical and legal limitations, the terms of our Articles of Association, and the terms of the ordinary shares on deposit. We cannot assure the holders of our ADSs that they will receive voting materials in time to enable them to return voting instructions to Citibank in a timely manner.

Unless otherwise required by law or the Articles of Association, voting in a general meeting is by ordinary resolution. An ordinary resolution is approved by a majority vote of the shareholders present at a meeting at which there is a quorum. Examples of matters that can be approved by an ordinary resolution include:

•	the election of directors;

•	the approval of financial statements;

•	the declaration of final dividends;

•	the appointment of auditors;

•	the increase of authorized share capital; or

•	the grant of authority to issue shares.

A special resolution or an extraordinary resolution requires the affirmative vote of not less than three-fourths of the eligible votes. Examples of matters that must be approved by a special resolution include modifications to the rights of any class of shares, certain changes to the Articles of Association, or our winding-up.

Capital Calls

The board of directors has the authority to make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall pay to us as required by such notice the amount called on his shares. If a call remains unpaid after it has become due and payable, and the fourteen days’ notice provided by the board of directors has not been complied with, any share in respect of which such notice was given may be forfeited by a resolution of the board.

Preference Shares

Preference Shares issued are classified as equity.

The issuance of preference shares could adversely affect the voting power of holders of ordinary shares and reduce the likelihood that ordinary shareholders will receive dividend payments and payments upon liquidation. The issuance could have the effect of decreasing the market price of our ordinary shares. The issuance of preference shares also could have the effect of delaying, deterring or preventing a change in control of us.

Our Articles of Association and English Law provide that the holders of preference shares will have the right to vote separately as a class on any proposal involving changes that would adversely affect the powers, preferences, or special rights of holders of that of preference shares.

Pre-emptive Rights

English law provides that shareholders have pre-emptive rights to subscribe to any issuances of equity securities that are or will be paid wholly in cash. These rights may be waived by a special resolution of the shareholders, either generally or in specific instances, for a period not exceeding five years. This differs from U.S. law, under which shareholders generally do not have pre-emptive rights unless specifically granted in the certificate of incorporation or otherwise. Pursuant to resolutions passed at our annual general meeting on July 6, 2010, our Directors are duly authorized during the period ending on July 6, 2015 to exercise all of our powers to allot our securities and to make any offer or agreement which would or might require such securities to be allotted after that date. The aggregate nominal amount of the relevant securities that may be allotted under the authority cannot exceed up to an aggregate nominal amount of £147,042,792.70 (being the aggregate nominal amount of £125,000,000 in respect of ordinary shares and £22,042,792.70 in respect of preference shares). Under these resolutions, we are empowered to allot equity securities as if English statutory pre-emption rights did not apply to such issuance and, therefore, without first offering equity securities to our existing shareholders.

Redemption Provisions

Subject to the Companies Act 2006 and with the sanction of a special resolution, shares in us may be issued with terms that provide for mandatory or optional redemption. The terms and manner of redemption would be provided for by the alteration of our Articles of Association. Subject to the Companies Act 2006, we may also purchase in any manner the board of directors considers appropriate any of our own ordinary shares, Preference Shares or any other shares of any class (including redeemable shares) at any price.

Variation of Rights

If at any time our share capital is divided into different classes of shares, the rights of any class may be varied or abrogated with the written consent of the holders of not less than 75% of the issued shares of the class, or pursuant to a special resolution passed at a separate meeting of the holders of the shares of that class. At any such separate meeting the quorum shall be a minimum of two persons holding or representing by proxy one-third in nominal amount of the issued shares of the class, unless such separate meeting is adjourned, in which case the quorum at such adjourned meeting or any further adjourned meeting shall be one person. Each holder of shares of that class has one vote per share at such meetings.

Meetings of Shareholders

The board of directors may call general meetings, and general meetings may also be called on the requisition of our shareholders representing at least one-tenth of the voting rights in general meeting pursuant to section 303 of the Companies Act 2006. Annual general meetings are convened upon advance notice of at least 21 clear days. All other general meetings are convened upon advance notice of at least 14 clear days’ notice. Notice to shareholders may be supplied in electronic form by means of our website to those shareholders who have not opted-out of the electronic communications regime that we implemented; those shareholders who did opt-out of this regime will receive such notices in hard copy in the usual manner.

Citibank will mail to the holders of ADSs any notice of shareholders’ meeting received from us, together with a statement that holders will be entitled to instruct Citibank to exercise the voting rights of the ordinary shares represented by ADSs and information explaining how to give such instructions.

Limitations on Ownership

There are currently no U.K. foreign exchange controls on the payment of dividends on our ordinary shares or Preference Shares or the conduct of our operations. There are no restrictions under our Articles of Association or under English law that limit the right of non-resident or foreign owners to hold or vote our ordinary shares, Preference Shares or ADSs.

Change of Control

Save as expressly permitted by the Companies Act 2006, we shall not give financial assistance, whether directly or indirectly, for the purposes of the acquisition of any of our shares or for reducing or discharging any liability incurred for the purpose of such acquisition.

Disclosure of Interests

Under English Law, any person who acquires an equity interest above a “notifiable percentage” must disclose certain information to us regarding the person’s shares. The applicable threshold is currently 3%. The disclosure requirement applies to both persons acting alone or, in certain circumstances, with others. After a person’s holdings exceed the “notifiable” level, similar notifications must be made when the ownership percentage figure increases or decreases by a whole number.

In addition, Section 793 of the Companies Act 2006 gives us the authority to require certain disclosure regarding an equity interest if we know, or have reasonable cause to believe, that the shareholder is interested or has within the previous three years been interested in our share capital. Failure to supply the information required may lead to disenfranchisement under our Articles of Association of the relevant shares and a prohibition on their transfer and on dividend or other payments. Under the deposit agreement with Citibank pursuant to which the ADRs have been issued, a failure to provide certain information pursuant to a similar request may result in the forfeiture by the holder of the ADRs of rights to direct the voting of the ordinary shares underlying the ADSs and to exercise certain other rights with respect to the Ordinary Shares. The foregoing provisions differ from U.S. law, which typically does not impose disclosure requirements on shareholders.

Directors’ Indemnification

Subject to the Companies Act 2006, we can obtain liability insurance for directors and can also pay directors’ legal costs if they are successful in defending legal proceedings. Accordingly, our board of directors has taken a decision that Amarin should so indemnify our directors and officers and Amarin has entered into forms of indemnity with our directors and officers to do so. In addition, Amarin carries liability insurance for our directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to a charter provision, by-law, contract, arrangements, statute or otherwise, we acknowledge that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Material Contracts

Information regarding the Company’s material contracts is disclosed under Item 10.C of the 2009 Annual Report, which is incorporated by reference herein.

Exchange Controls

There are currently no U.K. foreign exchange controls that may affect the export or import of capital, including the availability of cash and cash equivalents for use by us and our wholly-owned subsidiaries, or that affect the remittance of dividends, interest or other payments to non-U.K. resident holders of ordinary shares or ADSs.

Taxation

The material Irish and U.S. federal income tax considerations relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

Dividends and Paying Agents

None.

Documents on Display

We file reports and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. We also provide Citibank N.A., as depositary under the deposit agreement between us, the depositary and registered holders of the American Depositary Receipts evidencing ADSs, with annual reports, including a review of operations, and annual audited consolidated financial statements prepared in conformity with IFRS.

While we are a foreign private issuer, we will be exempt from the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

For more information, see “Where You Can Find More Information” below.

DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES

Debt Securities

Not applicable.

Warrants and Rights

The following table summarizes our outstanding warrants and options, including the exercise price and expiration dates thereof and the number of ordinary shares covered thereby.

AMARIN CAPITALIZATION TABLE

INFORMATION AS AT November 3, 2010

	Number of Shares	Exercise Price	Expiration Date
Ordinary Shares

Shares outstanding as at November 3, 2010	102,194,949
Warrants attached to:
December 2005 Private Placement of Equity	846,310	$14.30	12-21-2010
January 2006 Private Placement of Equity	29,400	$30.60	1-26-2011
Neurostat Agreement	17,500	$17.90	1-17-2014
June 2007 Registered Direct Offering of Equity	61,559	$7.20	5-31-2012
Strategic Pharmaceuticals Solutions Consultancy Agreement	1,000	$3.60	11-28-2012
December 2007 Private Placement of Equity	998,249	$1.17	12-3-2012
Participation Bridge Warrants	2,593,222	$1.00	7-30-2014
October 2009 Private Placement	32,879,962	$1.50	10-15-2014
Executive Warrants	904,005	$1.50	10-15-2014

Total warrants	38,331,207	$1.78
Options	11,658,601	$2.40	various thru 8-15-2020

Total Ordinary Share Equivalents	49,989,808

Other Securities

Not applicable.

American Depositary Shares

Citibank, N.A. acts as the depositary for our American Depositary Shares representing our ordinary shares. Citibank’s depositary offices are located at 390 Greenwich Street, Third Floor, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs are represented by certificates that are commonly known as “American Depositary Receipts,” or “ADRs.” The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is the London office of Citibank, N.A., located at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, England.

We have appointed Citibank as depositary for our ADSs representing ordinary shares pursuant to a deposit agreement. A copy of the deposit agreement (including any amendments) is on file with the SEC; you may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. We will appoint Citibank as depositary pursuant to a new deposit agreement if we determine to offer and sell preference shares represented by ADSs, which deposit agreement will be filed with the SEC under cover of a Registration Statement on Form F-6.

We are providing you with a summary description of the material terms of the ADSs representing ordinary shares and of the material rights of owners of ADSs representing ordinary shares. We expect that the material terms of any ADSs representing preference shares and the material rights of owners of any ADSs representing preference shares will be similar to the material terms of the ADSs representing ordinary shares and the material rights of owners of ADSs representing ordinary shares, as provided in the following summary. A summary description of any differences in such material terms and material rights from the description set forth below will be included in a prospectus supplement. Please remember that summaries by their nature lack the precision of the information summarized and that a holder’s rights and obligations as an owner of ADSs will be determined by reference to the terms of the applicable deposit agreement and not by this summary. If you intend to hold ADSs, we urge you to review the applicable deposit agreement (including any amendments) in its entirety. Each ADS representing ordinary shares represents one ordinary share on deposit with the custodian and any ADS representing preference shares will represent one preference share on deposit with the custodian. An ADS will also represent any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the applicable deposit agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares and to the holders of preference shares will continue to be governed by the laws of England and Wales, which may be different from the laws in the United States.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name or through a brokerage or safekeeping account. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as the holder. When we refer to you, we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

Upon receipt of a cash dividend or other cash distribution, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to English laws and regulations.

The conversion into U.S. dollars will take place only if this can be done on a reasonable basis, in the judgment of the depositary, and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property, such as undistributed rights, held by the custodian in respect of securities on deposit.

Distributions of Shares

Upon receipt of a free distribution of ordinary shares or preference shares, the depositary will either distribute to holders new ADSs representing the ordinary shares or preference shares deposited with the custodian or modify the ratio of ADSs to ordinary shares or preference shares, in which case each ADS you hold will represent rights and interests in the additional ordinary shares or preference shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ratio of ADSs to ordinary shares or preference shares upon a distribution of ordinary shares or preference shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares or preference shares so distributed.

No such distribution of new ADSs will be made if it would violate the U.S. securities laws or other applicable law. If the depositary does not distribute new ADSs or change the ADS-to-Ordinary Share ratio as described above, it may sell the ordinary shares received and distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

In the event that we distribute rights to purchase additional ordinary shares or preference shares, the depositary will determine whether it is lawful and feasible to distribute rights to purchase additional ADSs to holders.

The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and feasible to make the rights available to holders of ADSs. We may be required to provide certain documentation contemplated in the deposit agreement, such as opinions to address the lawfulness of the transaction. You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights.

The depositary will not distribute the rights to you if:

•	it is not lawful or feasible to distribute the rights;

•	we fail to deliver satisfactory documents to the depositary; or

•	it appears that the rights are about to lapse.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Other Distributions

If we distribute property other than cash, ordinary shares, rights to purchase additional ordinary shares, preference shares or rights to purchase additional preference shares and if we provide all of the documentation contemplated in the applicable deposit agreement, the depositary will distribute the property to the holders in a manner it deems equitable and practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

If in the opinion of the depositary a distribution is not feasible, it will not distribute the property to you and may sell the property with our reasonable approval. The depositary may deem a distribution not to be feasible if:

•	any amounts are required to be withheld for taxes or governmental charges;

•	any obligations arise under applicable securities laws of exchange control laws; or

•	there is any requirement that distributable securities be registered under the Securities Act of 1933 (“Securities Act”) or otherwise.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Changes Affecting Ordinary Shares and Preference Shares

The ordinary shares or preference shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such ordinary shares or preference shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would represent the right to receive the property received or exchanged in respect of the ordinary shares or preference shares held on deposit. The depositary may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares or Preference Shares

The depositary may create ADSs on your behalf if you or your broker deposits ordinary shares or preference shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares or preference shares to the custodian. Your ability to deposit ordinary shares or preference shares and receive ADSs may be limited by U.S. and U.K. legal considerations applicable at the time of deposit. Neither ordinary shares nor preference shares will be accepted for deposit until the depositary receives evidence that there has been compliance with English currency exchange regulations. The depositary will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares or preference shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	the ordinary shares or preference shares are validly issued, fully paid and non-assessable;

•	all preemptive rights, if any, with respect to such ordinary shares or preference shares have been validly waived or exercised;

•	you are duly authorized to deposit the ordinary shares or preference shares, as applicable; and

•	the ordinary shares or preference shares presented for deposit have not been stripped of any rights or entitlements.

In addition, unless you are depositing ordinary shares or preference shares in exchange for ADSs that are restricted ADSs, you will also be deemed to represent that the ordinary shares or preference shares presented for deposit are not restricted securities as defined in the deposit agreement.

Withdrawal of Shares upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares or preference shares at the custodian’s offices. Your ability to withdraw the ordinary shares or preference shares, as applicable, may be limited by U.S. and U.K. legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares or preference shares represented by your ADSs, you will be required to pay the depositary the fees for cancellation of ADSs and any charges and taxes payable in connection with the surrender and withdrawal. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold an ADR registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares or preference shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•	temporary delays that may arise because (i) the transfer books for the ordinary shares or preference shares, as applicable, or ADSs are closed, or (ii) ordinary shares or preference shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges would arise as a result of such withdrawal; or

•	restrictions may be imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs.

Restricted ADSs

Each holder depositing ordinary shares that constitute “restricted securities” (as defined in the deposit agreement) with the depositary will receive restricted ADRs evidencing restricted ADSs pursuant to and in accordance with the letter agreement between the depositary and us dated as of March 29, 2006 (the “Restricted ADR Letter Agreement”). We entered into the Restricted ADR Letter Agreement to, inter alia, establish procedures for (i) the deposit of “restricted securities” with the depositary, (ii) the issuance by the depositary of restricted ADRs representing restricted ADSs related to such restricted securities and (iii) the transfer or exchange of interests in the restricted ADSs, including the certifications and other requirements that will be required to affect such transactions under various circumstances.

Restricted ADRs will be issued in certificated form with a restrictive legend and may only be transferred or exchanged in accordance with the Restricted ADR Letter Agreement. Except as set forth in the Restricted ADR Letter Agreement and except as required by applicable law, restricted ADRs will have the same rights and obligations and will be treated as ADRs that are not “restricted ADRs” for all other purposes. Restricted ADRs may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption from the registration requirements of the Securities Act.

Voting Rights

As a holder of ADSs representing ordinary shares, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described under the heading “Description of Securities—Ordinary Shares” in this prospectus. Holders of ADSs representing preference shares will generally have the right to instruct the depositary to exercise the voting rights for the preference shares represented by their ADSs. Holders of any series of preference shares will have voting rights, if any, fixed by our Board of Directors and described in the prospectus supplement relating to such series of preference shares. Our Articles of Association and English law provide that the holders of any series of preference shares will have the right to vote separately as a class on any proposal involving changes that would adversely affect the powers, preferences, or special rights of holders of such series of preference shares.

The depositary will mail to you any notice of shareholders’ meetings received from us, together with a statement that holders will be entitled to instruct the depositary to exercise the voting rights of the securities represented by ADSs, and information explaining how to give such instructions.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder’s ADSs in accordance with such voting instructions and the terms of the deposit agreement.

If poll voting is duly demanded and no instructions are received, the depositary will deem the holders to have granted a discretionary proxy to the person designated by us, unless we request otherwise. However, no discretionary proxy will be deemed granted for any proposition that:

•	involves the solicitation of opposing proxies or other substantial opposition; or

•	authorizes a merger, consolidation or other matter that may materially affect the rights and privileges of holders.

The depositary has agreed to appoint one or more representatives to vote at shareholders’ meetings either on a show of hands or a poll. In general, proxies may be voted only if a vote on a poll is duly demanded. See “Description of Securities—Ordinary Shares—Voting Rights” in this prospectus. The depositary will not join in demanding a vote on a poll unless instructed by at least two holders of ADSs or holders of ADSs owning at least 10% of the voting interests of all holders having the right to vote at such meeting. If a poll is not demanded, the depositary shall follow the instructions of a majority in interest of the holders of ADSs who have instructed the depositary to vote.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations, the terms of our Articles of Association, and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges

As an ADS holder, under the deposit agreement you will be required to pay the following service fees to the depositary:

Service	Fees
Issuance of ADSs	Up to 5¢ per ADS issued (or portion thereof)
Cancellation/Surrender of ADSs	Up to 5¢ per ADS canceled (or portion thereof)

However, pursuant to a letter agreement we entered into with the depositary as of March 21, 2005, the depositary has agreed to (i) waive the fees indicated above relating to the issuance of ADSs in lieu of an annual maintenance fee payable by us and (ii) reduce the cancellation/surrender fees indicated above to the following fees depending upon the price of the ADSs then-quoted on NASDAQ:

ADS price on NASDAQ	Cancellation/Surrender Fee per ADS
$0.00 - $5.00	1.5¢
$5.01 - $10.00	2.0¢
$10.01 and above	3.0¢

This letter agreement and the fee waivers and reductions contained in the letter agreement may be terminated under certain circumstances by the depositary.

As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

•

fees for the transfer and registration of ordinary shares or preference shares charged by the registrar and transfer agent for the ordinary shares or preference shares in England (i.e., upon deposit and withdrawal of ordinary shares or preference shares);

•	expenses incurred for converting foreign currency into U.S. dollars;

•	expenses for cable, telex and fax transmissions and for delivery of securities; and

•	taxes and duties upon the transfer of securities (i.e., when ordinary shares or preference shares are deposited or withdrawn from deposit).

We have agreed to pay certain other charges and expenses of the depositary. Note that the fees and charges you may be required to pay may vary over time and, as with the letter agreement of March 31, 2005, may be changed by us and by the depositary. You will receive prior notice of such changes.

Amendments and Termination

We may agree with the depositary to modify the applicable deposit agreement at any time without your consent. We undertake to give holders three months’ prior notice of any modifications that would prejudice any substantial rights of the holders under the deposit agreement. We will not consider to be prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay.

You will be bound by the modifications to the applicable deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The applicable deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares or preference shares represented by your ADSs.

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination.

Upon termination of the applicable deposit agreement, withdrawal of the ordinary shares or preference shares and distributions to holders will occur as described below.

•

For a period of six months after termination, you will be able to request the cancellation of your ADSs and the withdrawal of the ordinary shares or preference shares represented by your ADSs and the delivery of all other property held by the depositary in respect of those ordinary shares or preference shares on the same terms as prior to the termination. During such six-month period the depositary will continue to collect all distributions received on the ordinary shares or preference shares on deposit (i.e., dividends) but will not distribute any such property to you until you request the cancellation of your ADSs.

•

After the expiration of such six-month period, the depositary may sell the securities held on deposit. The depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office at reasonable times, but solely for the purpose of communicating with other holders in the interest of business matters of our company or relating to the ADSs or the deposit agreement.

The depositary will maintain facilities in New York City to record and process the execution, delivery, registration, transfer and surrender of ADRs. These facilities may be closed from time to time when deemed expedient by the depositary, or at our request.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	we and the depositary are obligated only to use our best judgment and good faith in performing the duties specifically stated in the deposit agreement without negligence or bad faith;

•	the depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith;

•	we and the depositary will not be obligated to appear in, prosecute or defend any lawsuit or other proceeding unless satisfactory indemnity is provided against all expenses and liabilities; and

•

we and the depositary disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADRs, or any other person believed by either of us in good faith to be competent to give such advice or information.

Pre-Release Transactions

The depositary may, in certain circumstances, issue ADSs before receiving a deposit of ordinary shares or preference shares or release ordinary shares or preference shares before receiving ADSs. These transactions are commonly referred to as “pre-release transactions.” The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions, including the need to receive collateral, the type of collateral required, the representations required from brokers, etc. The depositary may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if in its judgment conversion can be made on a reasonable basis. The depositary will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the depositary determines that the foreign currency is not convertible on a reasonable basis, or if any required approvals are not obtainable or are not obtained within a reasonable period, the depositary may take the following actions in its discretion:

•	convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

•	distribute the foreign currency to holders for whom the distribution is lawful and practical; and

•	hold the foreign currency for the applicable holders.

LEGAL MATTERS

The validity of the securities offered in this prospectus was passed upon for us by K&L Gates LLP (registered in England).

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

(a) Previous independent registered public accounting firm

        (i) On September 13, 2010, Amarin Corporation PLC (the “Registrant”) dismissed PricewaterhouseCoopers (“PwC”) as its independent registered public accounting firm. The Registrant’s Audit Committee participated in and approved the decision to change its independent registered public accounting firm.

(ii) The reports of PwC on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

(iii) During the two most recent fiscal years and through September 13, 2010, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their reports on the financial statements for such years.

(iv) During the fiscal years ended December 31, 2009 and December 31, 2008 and through September 13, 2010, none of the events described in Item 304(a)(1)(v) of Regulation S-K occurred, except that, as previously disclosed in Item 15T of the Company’s Annual Report on Form 20-F for the year ended December 31, 2009 the Company concluded that it had a material weakness in its internal controls over financial reporting. The Company reported that it did not maintain effective controls relating to the technical expertise and review over the accounting for complex, non-ordinary course transactions. During 2009, the Company engaged in several financial transactions, including the issuance of convertible bridge loans. The terms of some of these transactions created derivative liabilities. At December 31, 2009 these derivative liabilities were no longer applicable, as the underlying instruments either expired or were retired. As part of the annual financial statement review, an adjustment for the retirement of the conversion option for these convertible bridge loans was identified. This adjustment increased finance expense, net loss for the period and financial liability. This adjustment does not change shareholders equity. In light of this potential error, management, including our Chief Executive Officer and Chief Financial Officer, determined that the company did not maintain effective controls to ensure the accuracy and valuation over the aforementioned accounts, which led to an adjustment to the Company’s consolidated financial statements for December 31, 2009. In response to the material weakness identified, management has put in place the following remediation plan. Non ordinary course transactions will be considered and evaluated by senior finance management. We will continue to prepare accounting position papers for all complex transactions. Where appropriate management will seek the advice of outside consultants on accounting matters related to the application of IFRS to complex, non-ordinary course transactions and in other instances as warranted. The Company has authorized PwC to respond fully to the inquiries of the successor independent registered public accounting firm concerning the aforementioned material weakness.

(v) The Registrant has requested that PwC furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated November 10, 2010, is filed as Exhibit 16.1 to this Post-Effective Amendment No. 1 to Form F-1 on Form F-3.

(b) New independent registered public accounting firm

(i) The Registrant engaged Deloitte & Touche LLP as its new independent registered public accounting firm as of September 13, 2010. During the two most recent fiscal years and through September 13, 2010, the Registrant has not consulted with Deloitte & Touche LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Registrant’s financial statements, and neither a written report was provided to the Registrant or oral advice was provided that Deloitte & Touche LLP concluded was an important factor considered by the Registrant in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below which have been filed by us:

1.	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2009;

2.	Our Forms 6-K filed with the SEC on August 12, 2010, August 17, 2010, September 21, 2010, October 21, 2010, November 10, 2010, November 10, 2010, November 10, 2010 and November 10, 2010; and

3.	The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on March 19, 1993, including any amendment or report filed for the purpose of updating such description.

We may incorporate additional Forms 6-K by identifying in such Forms that they are being incorporated by reference into this prospectus.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or document that is not deemed filed under such provisions, (1) on or after the date of filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (2) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus is a part has been withdrawn, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Amarin Corporation plc, Inc., First Floor, Block 3, The Oval, Shelbourne Road, Ballsbridge, Dublin 4, Ireland, Attention: Investor Relations, telephone: +353-1-6699-020. We have authorized no one to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports and other information with the Securities and Exchange Commission. Our filings are available to the public over the Internet at the SEC’s website at www.sec.gov, as well as at our website at www.amarincorp.com. You may also read and copy, at prescribed rates, any document we file with the SEC at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the SEC’s Public Reference Rooms.

ENFORCEMENT OF CIVIL LIABILITIES

We are a public limited company incorporated in England and Wales. Our directors and executive officers may be non-residents of the United States, and all or a substantial portion of the assets of such persons may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them in U.S. courts judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our English solicitors that there is doubt as to the enforceability in England, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent predicated upon the federal securities laws of the United States.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

As described in the registration statement of which this prospectus forms a part, our Articles of Association and certain provisions of English law contain provisions relating to the ability of our officers and directors to be indemnified by us for costs, charges, expenses, losses and other liabilities which are sustained or incurred in the performance of the officer’s or director’s duties for us. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the charter provision, by-law, contract, arrangements, statute or otherwise, we acknowledge that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

UP TO 119,512,556 ORDINARY SHARES

AMARIN CORPORATION PLC

PROSPECTUS

                    , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Except as hereinafter set forth, there is no provision of the Company’s Articles of Association or any contract, arrangement or statute under which any director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

Article 192 of the Company’s Articles of Association provides:

192	Subject to the provisions of, and so far as may be permitted by and consistent with, the Statutes but without prejudice to any indemnity to which he may otherwise be entitled, every Director, Secretary and officer of the Company and every director, secretary and officer of each Associated Company shall be indemnified out of the assets of the Company against:

(a)	any liability incurred by or attaching to him in connection with any negligence, default, breach of duty or breach of trust by him in relation to the Company or any Associated Company other than:

(i)	any liability to the Company or any Associated Company; and

(ii)	any liability incurred by him to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); and

(iii)	any liability incurred by him:

(A)	in defending criminal proceedings in which he is convicted;

(B)	in defending any civil proceedings brought by the Company, or an Associated Company in which judgement is given against him;

(C)	in connection with the application made under sections 661(3) or (4) or section 1157 of the 2006 Act (or until such time as such provisions come into effect, sections 144(3) or (4) or section 727 of the 1985 Act) in which the court refuses to grant him relief, where, in any case, the conviction, judgement or refusal of relief (as the case may be) has become final, and

(b)	any other liability incurred by or attaching to him in the actual or purported performance and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office.

192.1	Subject to the provisions of, and so far as may be permitted by and consistent with, the Statutes, the Company may:

(a)	provide a Director of the Company or a director of an Associated Company with funds to meet expenditure incurred or to be incurred by him:

(i)	in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the Company or an Associated Company; or

(ii)	in connection with an application for relief under the provisions referred to in sections 661(3) or (4) or section 1157 of the 2006 Act (or until such time as such provisions come into effect sections 144(3) or (4) or section 727 of the 1985 Act); and

(b)	do anything to enable him to avoid incurring such expenditure, provided always that any loan made or liability incurred under any transaction connected with anything done pursuant to this Article 192.1 shall be repaid or (as the case may be) discharged in the event of such director being convicted or judgement being given against him in the proceedings or the court refusing to grant him relief on the application and by not later than the date:

(i)	when the conviction becomes final; or

(ii)	the date when the judgement becomes final; or

(iii)	the date when the refusal of relief becomes final.

192.2	Subject to the provisions of, and far as may be permitted by and consistent with, the Statutes, the Company may:

(a)	provide a Director of the Company or a director of an Associated Company with funds to meet expenditure incurred or to be incurred by him in defending himself in an investigation by a regulatory authority or against action proposed to be taken by a regulatory authority in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the Company or any Associated Company; and

(b)	do anything to enable him to avoid incurring such expenditure.

192.3	Subject to the provisions of, and so far as may be permitted by and consistent with, the Statutes but without prejudice to any indemnity to which he may otherwise be entitled, every director of any Trustee Company shall be indemnified out of the assets of the Company against any liability incurred in connection with the activities of the Trustee Company as a trustee of any occupational pension scheme of which it is a trustee other than any liability of the kind referred to in section 235(3) of the 2006 Act. For the purposes of this Article 192.3:

(a)	“Trustee Company” means a company (being the Company or an Associated Company) that is a trustee of an occupational pension scheme; and

(b)	“occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 that is established under a trust.

192.4	For the purposes of Article 192:

(a)	“Associated Company” means a company which is associated with the Company within the meaning of section 256 of the 2006 Act;

(b)	where a director is indemnified against any liability, such indemnity shall extend to all costs, charges, losses, expenses and liabilities incurred by him in relation thereto;

(c)	a conviction, judgement, or refusal of relief becomes final if:

(i)	not appealed against, at the end of the period for bringing an appeal; or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(d)	an appeal is disposed of if:

(i)	it is determined and the period for brining any further appeal has ended; or

(ii)	if it is abandoned or otherwise ceases to have effect.

In addition, U.K. companies can obtain liability insurance for directors and can also pay directors’ legal costs if they are successful in defending legal proceedings.

The Company has entered into deeds of indemnification with directors or formers directors including William Hall, Srinivas Akkaraju, Dr. John Climax, James Healy, Dr. Bill Mason, Dr. Simon Kukes, Dr. Michael Walsh, Manus Rogan, Rick Stewart, Eric Aguiar, Carl Gordon, Lars Ekman, Thomas Lynch, Anthony Russell-Roberts and Dr. Joseph Anderson. The Company has entered into deeds of indemnification with officers, former officers or members of senior management including Conor Dalton, Dr. Declan Doogan, Paul Duffy, John Thero, Alan Cooke, Tom Maher and Paresh Soni.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the charter provision, by-law, contract, arrangements, statute or otherwise, the Company acknowledges that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 9. Exhibits.

The following documents are filed herewith (unless otherwise indicated) and made a part of this registration statement.

Exhibit Number	Description of Exhibit

3.1	Articles of Association of the Company(1)

4.1	Form of Ordinary Share Certificate(2)

4.2	Form of American Depositary Receipt evidencing ADSs(3)

4.3	Form of Deposit Agreement, dated as of March 29, 1993, among the Company, Citibank, N.A., as Depositary, and all holders from time to time of American Depositary Receipts issued thereunder(4)

4.4	Amendment No. 1 to Deposit Agreement, dated as of October 8, 1998, among the Company, Citibank, N.A., as Depositary, and all holders from time to time of the American Depositary Receipts issued thereunder(5)

4.5	Amendment No. 2 to Deposit Agreement, dated as of September 24, 2002 among the Company, Citibank N.A., as depositary, and all holders from time to time of the American Depositary Receipts issued thereunder(6)

4.6	Registration Rights Agreement, dated as of October 21, 1998, by and among Ethical Holdings plc and Monksland Holdings B.V.(7)

4.7	Registration Rights Agreement, dated as of November 24, 2000, by and between the Company and Laxdale Limited(8)

4.8	Form of Warrant Agreement, dated March 19, 2003, between the Company and individuals designated by Security Research Associates, Inc.(7) (The Company entered into seven separate Warrant Agreements on March 19, 2003 all substantially similar in form and content to this form of Warrant Agreement)

4.9	Form of Registration Rights Agreement, dated as of October 7, 2004 between the Company and the Purchasers named therein(9) (The Company entered into 14 separate Registration Rights Agreements on October 7, 2004 all substantially similar in form and content to this form of Registration Rights Agreement)

4.10	Warrant Agreement for Thomas G. Lynch to subscribe for and purchase 500,000 ordinary shares of £0.50 each in Amarin Corporation plc with an exercise price of $1.50(10)

4.11	Debenture dated August 4, 2003 made by the Company in favor of Elan Corporation plc as Trustee(11)

4.12	Debenture Amendment Agreement dated December 23, 2003 between the Company and Elan Corporation plc as Trustee(11)

4.13	Debenture Amendment Agreement No. 2 dated February 24, 2004 between the Company and Elan Corporation plc as Trustee(11)

4.14	Loan Instrument dated February 25, 2004 executed by Amarin in favor of Elan Pharma International Limited(11)

5.1	Opinion of K&L Gates LLP(12)

16.1	Letter Regarding Change in Certifying Accountant

23.1	Consent of K&L Gates (filed as part of Exhibit 5.1)(12)

23.2	Consent of PricewaterhouseCoopers

24.1	Power of Attorney (included on signature page)

(1)	Incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form F-3, filed with the Securities and Exchange Commission on November 10, 2010.
(2)	Incorporated herein by reference to certain exhibits to the Company’s Annual Report on Form 20-F for the year ended December 21, 2002, filed with the Securities and Exchange Commission on April 24, 2003.
(3)	Incorporated herein by reference to Exhibit (a)(i) to the Company’s Registration Statement on Form F-6, File No. 333-147660 filed with the Securities and Exchange Commission on November 28, 2007.
(4)	Incorporated herein by reference to certain exhibits to the Company’s Registration Statement on Form F-1, File No. 33-58160, filed with the Securities and Exchange Commission on February 11, 1993.

(5)	Incorporated herein by reference to Exhibit (a)(i) to the Company’s Registration Statement on Post-Effective Amendment No. 1 to Form F-6, File No. 333-5946, filed with the Securities and Exchange Commission on October 8, 1998.
(6)	Incorporated herein by reference to Exhibit (a)(ii) to the Company’s Registration Statement on Post-Effective Amendment No. 2 to Form F-6, File No. 333-5946, filed with the Securities and Exchange commission on September 26, 2002.
(7)	Incorporated herein by reference to certain exhibits to the Company’s Annual Report on Form 20-F for the year ended December 21, 2002, filed with the Securities and Exchange Commission on April 24, 2003.
(8)	Incorporated herein by reference to certain exhibits to the Company’s Registration Statement on Form F-3, File No. 333-13200, filed with the Securities and Exchange Commission on February 22, 2001.
(9)	Incorporated herein by reference to certain exhibits to the Company’s Registration Statement on Form F-3, File No. 333-121421, filed with the securities and Exchange Commission on December 20, 2004.
(10)	Incorporated herein by reference herein to certain exhibits in the Company’s Annual Report on Form 20-F for the year ended December 31, 2008, filed with the Securities and Exchange Commission on October 22, 2009.
(11)	Incorporated herein by reference to certain exhibits to the Company’s Annual Report on Form 20-F for the year ended December 31, 2003, filed with the Securities and Exchange Commission on March 31, 2004.
(12)	Incorporated herein by reference herein to certain exhibits to the Company’s Registration Statement on Form F-1, File No. 333-163704, filed with the Securities and Exchange Commission on December 14, 2009.

Item 10. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

*    *    *

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to Form F-1 on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized in Dublin, Ireland, on November 10, 2010.

AMARIN CORPORATION PLC

By:	/s/ JOHN THERO
John Thero President

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints John Thero as his attorney-in-fact, with power of substitution, in his name and in the capacity indicated below, to sign any and all further amendments (including post-effective amendments) to this Post-Effective Amendment No. 1 to Form F-1 on Form F-3 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form F-1 on Form F-3 has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JOHN THERO John Thero	President (Principal Financial Officer)	November 10, 2010

/s/ JOSEPH ZAKRZEWSKI Joseph Zakrzewski	Chief Executive Officer and Director (Principal Executive Officer)	November 10, 2010

/s/ FREDERICK AHLHOLM Frederick Ahlholm, CPA	Vice President Finance (Principal Accounting Officer)	November 10, 2010

/s/ JOSEPH ANDERSON Joseph Anderson, Ph.D.	Director	November 10, 2010

/s/ JAMES HEALY James Healy, M.D., Ph.D.	Director	November 10, 2010

/s/ MANUS ROGAN Manus Rogan, Ph.D.	Director	November 10, 2010

/s/ CARL GORDON Carl Gordon, Ph.D., CFA	Director	November 10, 2010

/s/ LARS EKMAN Lars Ekman	Director	November 10, 2010

/S/ JAN VAN HEEK Jan van Heek	Director	November 10, 2010

AMARIN CORPORATION PLC

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1	Articles of Association of the Company(1)

4.1	Form of Ordinary Share Certificate(2)

4.2	Form of American Depositary Receipt evidencing ADSs(3)

4.3	Form of Deposit Agreement, dated as of March 29, 1993, among the Company, Citibank, N.A., as Depositary, and all holders from time to time of American Depositary Receipts issued thereunder(4)

4.4	Amendment No. 1 to Deposit Agreement, dated as of October 8, 1998, among the Company, Citibank, N.A., as Depositary, and all holders from time to time of the American Depositary Receipts issued thereunder(5)

4.5	Amendment No. 2 to Deposit Agreement, dated as of September 24, 2002 among the Company, Citibank N.A., as depositary, and all holders from time to time of the American Depositary Receipts issued thereunder(6)

4.6	Registration Rights Agreement, dated as of October 21, 1998, by and among Ethical Holdings plc and Monksland Holdings B.V.(7)

4.7	Registration Rights Agreement, dated as of November 24, 2000, by and between the Company and Laxdale Limited(8)

4.8	Form of Warrant Agreement, dated March 19, 2003, between the Company and individuals designated by Security Research Associates, Inc.(7) (The Company entered into seven separate Warrant Agreements on March 19, 2003 all substantially similar in form and content to this form of Warrant Agreement)

4.9	Form of Registration Rights Agreement, dated as of October 7, 2004 between the Company and the Purchasers named therein(9) (The Company entered into 14 separate Registration Rights Agreements on October 7, 2004 all substantially similar in form and content to this form of Registration Rights Agreement)

4.10	Warrant Agreement for Thomas G. Lynch to subscribe for and purchase 500,000 ordinary shares of £0.50 each in Amarin Corporation plc with an exercise price of $1.50(10)

4.11	Debenture dated August 4, 2003 made by the Company in favor of Elan Corporation plc as Trustee(11)

4.12	Debenture Amendment Agreement dated December 23, 2003 between the Company and Elan Corporation plc as Trustee(11)

4.13	Debenture Amendment Agreement No. 2 dated February 24, 2004 between the Company and Elan Corporation plc as Trustee(11)

4.14	Loan Instrument dated February 25, 2004 executed by Amarin in favor of Elan Pharma International Limited(11)

5.1	Opinion of K&L Gates LLP(12)

16.1	Letter Regarding Change in Certifying Accountant

23.1	Consent of K&L Gates (filed as part of Exhibit 5.1)(12)

23.2	Consent of PricewaterhouseCoopers

24.1	Power of Attorney (included on signature page)

(1)	Incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form F-3, filed with the Securities and Exchange Commission on November 10, 2010.
(2)	Incorporated herein by reference to certain exhibits to the Company’s Annual Report on Form 20-F for the year ended December 21, 2002, filed with the Securities and Exchange Commission on April 24, 2003.
(3)	Incorporated herein by reference to Exhibit (a)(i) to the Company’s Registration Statement on Form F-6, File No. 333-147660 filed with the Securities and Exchange Commission on November 28, 2007.
(4)	Incorporated herein by reference to certain exhibits to the Company’s Registration Statement on Form F-1, File No. 33-58160, filed with the Securities and Exchange Commission on February 11, 1993.
(5)	Incorporated herein by reference to Exhibit (a)(i) to the Company’s Registration Statement on Post-Effective Amendment No. 1 to Form F-6, File No. 333-5946, filed with the Securities and Exchange Commission on October 8, 1998.
(6)	Incorporated herein by reference to Exhibit (a)(ii) to the Company’s Registration Statement on Post-Effective Amendment No. 2 to Form F-6, File No. 333-5946, filed with the Securities and Exchange commission on September 26, 2002.
(7)	Incorporated herein by reference to certain exhibits to the Company’s Annual Report on Form 20-F for the year ended December 21, 2002, filed with the Securities and Exchange Commission on April 24, 2003.
(8)	Incorporated herein by reference to certain exhibits to the Company’s Registration Statement on Form F-3, File No. 333-13200, filed with the Securities and Exchange Commission on February 22, 2001.
(9)	Incorporated herein by reference to certain exhibits to the Company’s Registration Statement on Form F-3, File No. 333-121421, filed with the securities and Exchange Commission on December 20, 2004.
(10)	Incorporated herein by reference herein to certain exhibits in the Company’s Annual Report on Form 20-F for the year ended December 31, 2008, filed with the Securities and Exchange Commission on October 22, 2009.
(11)	Incorporated herein by reference to certain exhibits to the Company’s Annual Report on Form 20-F for the year ended December 31, 2003, filed with the Securities and Exchange Commission on March 31, 2004.
(12)	Incorporated herein by reference herein to certain exhibits to the Company’s Registration Statement on Form F-1, File No. 333-163704, filed with the Securities and Exchange Commission on December 14, 2009.